JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com News release: IMMEDIATE RELEASE JPMorgan Chase appoints Stephen B. Burke as Lead Independent Director New York, September 15, 2020 – The Board of Directors of JPMorgan Chase & Co. today announced that the independent directors of the Board have appointed Stephen B. Burke as Lead Independent Director, effective January 1, 2021, succeeding Lee Raymond in that role. Mr. Burke was selected unanimously by the independent directors of the Board, in recognition of his leadership experience, in-depth knowledge of the Firm and its business, strong financial and operational track record and demonstrated independent judgment, integrity and commitment to the role. Having served as a director of JPMorgan Chase since 2004, he has broad experience, including through the 2008 financial crisis and the COVID-19 pandemic. As Lead Independent Director, Mr. Burke will assume all the duties and responsibilities of that position, including presiding over executive sessions of independent directors and approving agendas for Board meetings. Mr. Raymond said that “the change announced today reflects a thoughtful and deliberate process by the independent directors of the Board who strongly believe that Mr. Burke’s experiences and abilities make him particularly qualified to lead the Board and provide effective oversight of management.” Jamie Dimon, Chairman and CEO, added, “Steve is a true leader. He brings to this role his strong integrity, inquisitiveness, collaborative approach and willingness to challenge. We thank him for accepting this new responsibility.” Mr. Burke said, “I am honored to be selected by my colleagues for this new role. I look forward to building on the Board’s strong record on behalf of shareholders.” Mr. Dimon added, “we also want to thank Lee Raymond for his dedicated service as Lead Independent Director and his continuing service on the Board and as Chairman of the Compensation and Management Development Committee. Lee is a man of extraordinary character and intellect. He embodies exactly what we want in a Lead Director – complete intellectual independence, a deep Investor Contact: Jason Scott Media Contact: Joseph Evangelisti 212-270-2479 212-270-7438

understanding of strategy and people and extraordinary tough-mindedness. There is no question that we are a far better company because of him.” Mr. Burke will continue to serve as Chair of the Board’s Corporate Governance and Nominating Committee and member of the Compensation and Management Development Committee. JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com. # # #